Exhibit 10.1

Cardinal Health 7000 Cardinal Place Dublin, OH 43017 614.757.5000 main cardinalhealth.com

November 5, 2017

George S. Barrett
c/o Cardinal Health
7000 Cardinal Place
Dublin, OH 43017

Re:    Transition and Retirement

Dear George:
This letter agreement (this “Letter Agreement”) sets forth the terms of your continuing employment with Cardinal Health, Inc. (the “Company”) in connection with your transition to Executive Chairman of the Board of Directors of the Company (the “Board”), effective on January 1, 2018 (the “Transition Date”). Prior to the Transition Date, the terms of your employment as Chairman and Chief Executive Officer will be governed by your employment agreement (the “Employment Agreement”), dated as of September 4, 2012, as amended on August 15, 2015. This Letter Agreement modifies your Employment Agreement as set forth below, with capitalized terms not defined herein having the meanings ascribed to them in your Employment Agreement:

1.
Position. On the Transition Date, your service as the Company’s Chief Executive Officer will cease and you will continue as an employee of the Company, initially holding the position of Executive Chairman of the Board, with such duties and responsibilities as assigned by the Board from time to time. You agree that the changes to the terms of your compensation and employment contemplated in this Letter Agreement do not constitute Good Reason under your Employment Agreement. Except as provided in Section 4(c) of this Letter Agreement, following the Transition Date, you may not terminate employment for Good Reason pursuant to Section 4(c)(i) or (ii) (as it relates to equity compensation) of your Employment Agreement.

2.
Term. Subject to the earlier termination of your employment pursuant to Section 4(b), (c) or (d) of this Letter Agreement, you will continue to serve as an employee of the Company until the Company’s Annual Meeting of Shareholders in 2018 (the “Retirement Date”), following which you will cease to be an executive, director or employee of the Company and its subsidiaries.

3.
Compensation. For so long as you remain an employee of the Company, (a) your base salary ($1,360,000) and bonus opportunity (target of 150% of base salary) as in effect on the date hereof will remain unchanged (the “Compensation”), (b) you will continue to be eligible to participate in the Company’s health and welfare plans and (c) you may continue to utilize the Company aircraft consistent with your use as Chief Executive Officer.

4.	Severance Rights and Other Benefits.

a.
Except as provided below in clauses (b), (c) and (d) below, your termination of employment on the Retirement Date will be treated as a “Termination on the Scheduled End Date” under Section 5(e) of your Employment Agreement, with no severance rights or benefits due; provided that, you will be entitled to (i) medical and dental benefits for two years after the Retirement Date on the terms specified in Section 5(a)(v) of your Employment Agreement (the “Medical Benefits”), and (ii) a pro-rated annual bonus as specified in Section 5(e) of your Employment Agreement (the “Pro-Rata Bonus”).

b.
If you voluntarily terminate your employment without Good Reason or if your employment is terminated for Cause prior to the Retirement Date, you will not be entitled to any further health and welfare benefits or Compensation, the

George S. Barrett
November 5, 2017

Medical Benefits, the Pro-Rata Bonus or any other severance rights or benefits, except to the extent that you may be eligible for retirement treatment under the Company’s incentive plans.

c.
If your employment is terminated for any reason without Cause prior to the Retirement Date, you will be entitled to all of the rights and benefits set forth in Section 5(a) of your Employment Agreement, in lieu of any other severance rights, including the Compensation, the Medical Benefits and the Pro-Rata Bonus.

d.
If your service as Executive Chairman of the Board and as an employee is terminated by the Company without Cause or by you for Good Reason (i) following a Change in Control (as defined in the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan) and (ii) prior to the Annual Meeting of Shareholders in 2018, you will be entitled to all of the rights and benefits set forth in Section 5(a) of your Employment Agreement, in lieu of any other severance rights, including the Compensation, the Medical Benefits and the Pro-Rata Bonus.

5.
Treatment of Outstanding Equity Awards. Unvested equity awards will continue to vest in accordance with their terms so long as you remain employed with the Company. When you become retirement eligible on or after January 28, 2018 (the “Milestone Date”), the terms of your equity awards will be governed by your agreements with the Company and the related Company incentive plans.

6.
Miscellaneous. Except as modified herein, your Employment Agreement remains in full force and effect in accordance with its terms, including, but not limited to, the restrictive covenants. Section 9 and 10 of your Employment Agreement shall apply to this letter agreement, mutatis mutandis, and are incorporated by reference as if fully set forth herein.

Please confirm your agreement by signing and returning a copy of this letter to Pam Kimmet, Chief Human Resources Officer of the Company, at the Company’s executive offices.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Sincerely,
CARDINAL HEALTH, INC

By:	/s/ David P. King
Name:	David P. King
Title:	Chairman of the Human Resources and Compensation Committee of the Board of Directors

Accepted and agreed as of the date set forth above:

/s/ George S. Barrett
George S. Barrett